EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Buffalo Wild Wings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-110767, 333-134513, and 333-151137) on Form S-8 of Buffalo Wild Wings, Inc. and subsidiaries of our report dated February 25, 2011, with respect to the consolidated balance sheets of Buffalo Wild Wings, Inc. and subsidiaries as of December 26, 2010 and December 27, 2009, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 26, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 26, 2010, which report appears in the December 26, 2010 annual report on Form 10-K of Buffalo Wild Wings, Inc.

Minneapolis, Minnesota
February 25, 2011